As filed with the Securities and Exchange Commission on November 1, 2019

Registration No. 333-207811

Registration No. 333-157529

Registration No. 333-140419

Registration No. 333-68868

Registration No. 333-93105

Registration No. 333-69863

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-207811

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-157529

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-140419

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-68868

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-93105

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-69863

UNDER

THE SECURITIES ACT OF 1933

US ECOLOGY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	101 S. Capitol Blvd., Suite 1000 Boise, Idaho 83702	95-3889638
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices, including zip code)	(I.R.S. Employer Identification No.)

US ECOLOGY, INC. OMNIBUS INCENTIVE PLAN

AMERICAN ECOLOGY CORPORATION 2008 STOCK OPTION INCENTIVE PLAN

AMERICAN ECOLOGY CORPORATION 2005 NON-EMPLOYEE DIRECTOR COMPENSATION PLAN 2006 RESTRICTED STOCK PLAN

AMERICAN ECOLOGY CORPORATION AMENDED AND RESTATED 1992 DIRECTOR’S STOCK OPTION PLAN

AMERICAN ECOLOGY CORPORATION AMENDED AND RESTATED 1992 EMPLOYEE STOCK OPTION PLAN

AMERICAN ECOLOGY CORPORATION AMENDED AND RESTATED 1992 OUTSIDE DIRECTOR STOCK OPTION PLAN

(Full title of the plans)

Jeffrey R. Feeler

President and Chief Executive Officer

US Ecology Holdings, Inc.

101 S. Capitol Blvd., Suite 1000

Boise, Idaho 83702

(Name and address of agent for service)

(208) 331-8400

(Telephone number, including area code, of agent for service)

Copies to:

Stephen M. Leitzell, Esq.

Michael Darby, Esq.

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

(215) 994-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of US Ecology Holdings, Inc. (f/k/a US Ecology, Inc.), a Delaware corporation (the “Company”) on Form S-8, in each case as amended by any post-effective amendments thereto (collectively, the “Registration Statements”):

•	Registration No. 333-207811, registering 1,500,000 shares of the Company’s common stock, par value $0.01 (the “Company Common Stock”) under the US Ecology, Inc. Omnibus Incentive Plan.

•	Registration No. 333-157529, registering 1,500,000 shares of the Company Common Stock under the American Ecology Corporation 2008 Stock Option Incentive Plan.

•

Registration No. 333-140419 registering 200,000 shares of the Company Common Stock under the American Ecology Corporation 2006 Restricted Stock Plan, and 200,000 shares of Company Common Stock under the American Ecology Corporation 2005 Non-Employee Director Compensation Plan.

•	Registration No. 333-68868, registering 350,000 shares of the Company Common Stock under the American Ecology Corporation Amended and Restated 1992 Director’s Stock Option Plan.

•	Registration No. 333-93105 registering 500,000 shares of the Company Common Stock under the American Ecology Corporation Amended and Restated 1992 Employee Stock Option Plan.

•	Registration No. 333-69863, registering 300,000 shares of the Company Common Stock under the American Ecology Corporation Amended and Restated 1992 Outside Director Stock Option Plan.

On November 1, 2019, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 23, 2019, by and among the Company, NRC Group Holdings Corp. (“NRCG”), US Ecology Parent, Inc. (now known as US Ecology, Inc.) (“Holdco”), Rooster Merger Sub, Inc. (“Rooster Merger Sub”) and ECOL Merger Sub, Inc. (“ECOL Merger Sub”), ECOL Merger Sub merged with and into the Company, with the Company continuing as the surviving company, and Rooster Merger Sub merged with and into NRCG, with NRCG continuing as the surviving company (collectively, the “Mergers”). As a result of the Mergers, the Company and NRCG became wholly-owned subsidiaries of Holdco. Immediately following the completion of the Mergers, Holdco contributed 100% of the issued and outstanding equity of NRCG to the Company and NRCG became the direct wholly-owned subsidiary of the Company.

As a result of the Mergers, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by the Company in Part II of each Registration Statement to remove from registration, by means of post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registrations Statements as of November 1, 2019.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on this 1st day of November, 2019.

US ECOLOGY, INC.

By:	/s/ Jeffrey R. Feeler
Jeffrey R. Feeler
President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey R. Feeler	President and Director (Principal Executive Officer)	November 1, 2019
Jeffrey R. Feeler

/s/ Eric L. Gerratt	Vice President, Treasurer and Director (Principal Financial and Accounting Officer)	November 1, 2019
Eric L. Gerratt

/s/ Simon G. Bell	Director	November 1, 2019
Simon G. Bell

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